Exhibit 10.1

CONSENT AGREEMENT

This Consent Agreement (the “Agreement”) is entered into as of April 4, 2017 to be effective as of the 1st day of January, 2018, by and among Cargill Incorporated, a Delaware corporation (“Cargill”), American Crystal Sugar Company, a Minnesota cooperative corporation (“ACSC”), and Golden Growers Cooperative, a Minnesota cooperative association (“GGC”).

RECITALS

WHEREAS, Cargill has entered into a Second Amended and Restated Facility Lease (the “Lease”) with ProGold Limited Liability Company (“ProGold”) effective as of January 1, 2018 under which Cargill will lease ProGold’s corn wet milling facility located in Wahpeton, North Dakota (the “Facility”); and

WHEREAS, ACSC owns a fifty-one percent (51%) interest in ProGold and GGC owns a forty-nine percent (49%) interest in ProGold; and

WHEREAS, As additional consideration for the Lease, ACSC has granted Cargill an option to purchase a fifty percent (50%) interest in ProGold (the “50% Interest”) from ACSC pursuant to the terms of an Option Agreement effective as of January 1, 2018 (the “Option”); and

WHEREAS, the parties desire to provide for GGC’s consent to the transfer of the 50% Interest to Cargill in the event it exercises the Option; and

WHEREAS, GGC desires to secure the right to purchase ACSC’s remaining one percent (1%) interest in ProGold (the “1% Interest”) in the event Cargill exercises the Option.

NOW THEREFORE, for and in consideration of the foregoing and the terms, conditions, covenants and agreements herein contained, the parties agree as follows:

Section 1.  Consent to Transfer.  In accordance with Section 9.1 of ProGold’s Amended and Restated Member Control Agreement dated September 1, 2009 (the “Member Agreement”), GGC hereby approves and consents to the transfer of the 50% Interest to be transferred by ACSC to Cargill in the event Cargill exercises the Option.  GGC hereby waives its right of first refusal as provided in Section 9.4 of the Member Agreement with respect to the 50% Interest.  For clarity, any transaction that is negotiated with a third party other than Cargill (to be effective on or after January 1, 2022) to either (i) transfer, sell, or dispose of ACSC’s interest in ProGold; or (ii) to admit a third party as a member of ProGold, shall be made subject to the rights of Cargill under the Option.

Section 2.  Purchase and Sale of 1% Interest.  In the event Cargill exercises the Option to purchase the 50% Interest, ACSC agrees to sell to GGC, and GGC agrees to purchase from ACSC, the 1% Interest on the terms provided in this Agreement.

Section 3.  Purchase Price.  The purchase price to be paid by GGC for the 1% Interest shall be an amount equal to the Base Price plus the Capital Adjustment as defined below (collectively the “Purchase Price”).

a.                                      Base Price.  The “Base Price” shall be the amount determined from the following schedule based on the date that Cargill notifies ACSC of its intention to exercise the Option:

Calendar Year of Exercise	Base Price

2018	$1,700,000

2019	$1,600,000

2020	$1,500,000

2021	$1,400,000

2022	$1,340,000

2023	$1,300,000

b.                                      Capital Adjustment.  The “Capital Adjustment” shall be an amount equal to one percent (1%) of the portion of the costs that have not been paid by Cargill to ProGold through additional rent as contemplated by Sections 9.02, 9.04, 9.05 and 9.06 of the Lease with respect to the cooling tower project, the DCS project, the dryer tube sheet project, and any other mutually agreed upon other Capital Projects.  It is the intention of the parties that the Capital Adjustment will compensate ACSC for its indirect capital investment (as a member of ProGold) incurred to fund such capital projects and that have not been reimbursed by Cargill through the payment of additional rent under the Lease.  The actual amount of the Capital Adjustment shall be determined as of the date of transfer of the 50% Interest to Cargill.

Section 4.  Notice and Closing.

a.                                      Notice of Sale.  ACSC shall provide GGC with written notice at such time (if any) as Cargill exercises the Option, at which time GGC shall become obligated to purchase the 1% Interest.

b.                                      Closing.  The closing on the purchase and sale of the 1% Interest shall occur simultaneously with the closing on the sale of the 50% Interest to Cargill, which closing shall be within thirty (30) days following the date on which Cargill exercises the Option.  The closing shall occur at a time and place to be mutually agreed upon.  The 1% Interest shall be conveyed by ACSC to GGC by an Assignment of Membership Interest in substantially the form attached hereto as Exhibit A.

c.                                       Payment.  The Purchase Price shall be paid by GGC to ACSC at the time of Closing by wire transfer of immediately available funds.

Section 5.  Guideline Framework for Operation of ProGold.  In consideration of consenting to the transfer of the 50% Interest to Cargill and the waiver of its right of first refusal, GGC desires to establish the principles by which ProGold will be operated should Cargill (or its affiliate) and GGC each become owners of a 50% interest in ProGold.  In the event Cargill intends to exercise the Option, GGC and Cargill hereby agree that prior to Cargill exercising the Option, Cargill and GGC will proceed expeditiously and in good faith to finalize agreements providing for the structure, governance and operation of ProGold following Cargill’s acquisition of the 50% Interest, which agreements shall be consistent with the operational principles and other guideline terms and conditions set forth in the Memorandum of Understanding attached hereto as Exhibit B (the “JV Agreements”).  GGC and Cargill further agree that it is a condition precedent to Cargill’s exercise of the Option that Cargill and GGC reach final agreement on the express terms of the JV Agreements.

2

Section 6.  Miscellaneous Provisions.

a.                                      Notices.  All payments, notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally, overnight courier, or prepaid certified or registered U.S. mail, return receipt requested, duly addressed as follows:

To Cargill:	Cargill, Incorporated
18049 County Road East
Wahpeton, ND 58075
Attn: General Manager

with a courtesy copy to:	Cargill Law Department
P.O. Box 5624
Minneapolis, MN 55440-5624
Attn: Corn Milling Attorney

To ACSC:	American Crystal Sugar Company
101 Third Street North
Moorhead, MN 56560
Attn: Vice President - Finance

with a courtesy copy to:	Fredrikson & Byron, P.A.
200 South Sixth Street
Suite 4000
Minneapolis, MN 55402
Attn: Daniel Mott

To GGC:	Golden Growers Cooperative
1002 Main Avenue W
Suite 5
West Fargo, ND 58078
Attn: Chairman

or to such other address as either party may hereafter furnish in writing to the other party.  Any such payment, notice, demand, request or communication sent by mail shall be deemed to have been received three (3) days after the date on which such notice, demand, request or communication is deposited in the U.S. mail.  Notices, requests, demands or communications delivered in person or by overnight courier shall be deemed to be received one day following the date sent.

b.                                      Headings.  The headings appearing in this Agreement were inserted for the purposes of convenience and ready reference.  They do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they pertain.

3

c.                                       Binding Effect.  All provisions contained in this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective permitted successors and assigns of the respective parties to the same extent as if each such successor and assign were named as a party hereto

d.                                      Applicable Law.  This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Minnesota regardless of such state’s choice of law provisions.

e.                                       Entire Agreement.  This Agreement together with the Lease contains the entire understanding among the parties with respect to the subject matter hereof, and supersede all other prior agreements, oral or written, between the parties with respect to the subject matter of this Agreement except to the extent specifically provided herein.  There are no understandings, representations or warranties, of any kind, express or implied, not expressly set forth in this Agreement.

f.                                        Modifications.  This Agreement shall not be modified or amended in any respect except by a written agreement executed by each party in the same manner as this Lease is executed.

g.                                       Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

h.                                      Confidentiality.  The parties agree to hold in confidence the terms and conditions set forth in the Agreement.  In no event shall a party disclose the terms and conditions set forth in the Agreement to any third party except as required by applicable securities or other laws or except as may be necessary to any lender of a party.  Notwithstanding the foregoing, Cargill acknowledges and agrees that it will be necessary to disclose certain principal terms of this Agreement to the respective boards of directors and shareholders of ACSC and GGC.

CARGILL, INCORPORATED		AMERICAN CRYSTAL SUGAR COMPANY

By:	/s/ Michael J. Wagner	By:	/s/ Thomas Astrup
Name:	Michael J. Wagner	Name:	Thomas Astrup
Title:	SSNA Managing Director	Title:	Chief Executive Officer

GOLDEN GROWERS COOPERATIVE

By:	/s/ Mark L. Harless
Name:	Mark L. Harless
Title:	Chairman of the Board

4

Exhibit A

ASSIGNMENT OF MEMBERSHIP INTEREST

AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota cooperative corporation (“ACSC”), is a member of PROGOLD LIMITED LIABILITY COMPANY, a Minnesota limited liability company (“ProGold”), and has entered into a Consent Agreement effective as of January 1, 2018 (the “Consent Agreement”) by which ACSC has agreed to sell, and Golden Growers Cooperative, a Minnesota cooperative association (“GGC”) has agreed to buy, a 1% membership interest in ProGold in the event Cargill, Incorporated (“Cargill”) exercises its option to purchase a 50% membership interest in ProGold from ACSC.  Cargill exercised its Option on            , 20    and in accordance with the terms of the Consent Agreement, ACSC desires to convey a 1% membership interest in ProGold to GGC.

FOR VALUABLE CONSIDERATION, effective as of               , 20    (the “Effective Date”), ACSC hereby assigns, transfers and conveys to GGC all right, title and interest to a 1% membership interest in ProGold and all associated rights as a member of ProGold (collectively, the “Transferred Interest”).  The assignment and transfer affected hereby is made on an AS IS, WHERE IS basis with the intent that GGC succeed to all rights of ACSC as a member of ProGold with respect to the Transferred Interest, for periods following the Effective Date.

Subject to and conditioned upon execution and delivery by GGC of the Acceptance and Acknowledgment set forth below, this assignment is made free and clear of any lien, pledge, charge, security interest, encumbrance, title retention agreement or adverse claim, other than the terms, conditions and restrictions of ProGold’s Amended and Restated Member Control Agreement dated September 1, 2009, as amended (the “Member Agreement”).

IN WITNESS WHEREOF, ACSC has executed this Assignment of Membership Interest as of the Effective Date.

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

ACCEPTANCE AND ACKNOWLEDGMENT

GGC hereby accepts the foregoing assignment and acknowledges that, as of the Effective Date, GGC is the owner of the Transferred Interest.  GGC hereby acknowledges and agrees that it shall continue to be bound by the terms of the Member Agreement with respect to the Transferred Interest from and after the Effective Date.  This Acceptance and Acknowledgment shall serve as GGC’s counterpart signature page to the Member Agreement as to the Transferred Interest.

GOLDEN GROWERS COOPERATIVE

By:
Name:
Title:

Exhibit B

Cargill / Golden Growers Cooperative

Memorandum of Understanding (MOU)

This Memorandum of Understanding constitutes a general understanding of the parties’ intent between Cargill and Golden Growers Cooperative (“Golden Growers”) with respect to a potential joint venture for the ProGold Limited Liability Company (“ProGold”) corn wet milling plant at Wahpeton, ND.

Mission Statement

Cargill and Golden Growers envision that a Cargill-Golden Growers Joint Venture (“JV”) would operate its facility to provide corn based products that are high in quality, competitive in price and delivered in a timely manner. The parties intend that the JV would provide these products with the utmost respect to safety of product, safety to employees of our facility, and sustainability to the environment.  Additionally, the parties intend that the JV would serve its customers in the same manner we treat our families, employees and owners - with honesty, integrity and transparency.

Execution of Purchase Option

The parties intend that if Cargill exercises its option to acquire a 50% interest in ProGold from American Crystal Sugar Company (“ACSC”) under terms of the existing lease between ProGold and Cargill and option agreement between ACSC and Cargill, Golden Growers will purchase a 1% interest in ProGold from ACSC, resulting in a 50/50 joint venture between Cargill and Golden Growers for the ProGold corn wet milling plant at Wahpeton, ND.

If Cargill exercises its option to purchase, the existing lease between ProGold and Cargill will terminate.

General Partnership

A new legal entity (e.g., limited liability company) may be created to replace ProGold, depending on relevant tax and legal and other considerations. For purposes of this document, the term “Partnership” will refer to the joint venture whether it retains the ProGold name or other name, and regardless of whether it is structured as a limited liability company or other legal entity.  Likewise, the corn wet milling facility, real property, and assets will be called the “Plant.”

Cargill will become the managing partner of the Plant.  The Plant will be managed as part of the Cargill enterprise selling product under the Cargill name.  Cargill will seek advice from Golden Growers prior to any decision on the selection of a Plant Manager or a Corn Merchandising Manager for the plant.

Neither partner may transfer or assign its interest in the JV without the consent of the other partner, except as may otherwise be provided in the JV operating agreement.  Under mutual agreement, the JV may choose to borrow utilizing the Plant as an asset.

Control

The Partnership will be governed by a board of governors consisting of six members with three members appointed by Golden Growers and three members appointed by Cargill.  The board of governors will meet at least quarterly. The responsibilities and authority of the board of governors would be agreed upon as part of the JV operating agreement.

However, in general, the board’s role is to act as the primary vehicle for the partners to communicate matters regarding, but not limited to:

•                  Plant profitability

•                  Strategy

•                  Operational and commercial issues impacting the Plant

•                  Capital and operational budget

•                  New capital investments from either or both partners

•                  Decisions around new partners or entrants to the Plant (over the fence partnerships (OTFs), etc.)

Managing partner responsibilities

The managing partner specific responsibilities would also be agreed upon as part of the JV operating agreement.  In general however, the MP’s responsibilities should include:

•                  Day-to-day operations of the Plant

•                  Marketing of products and co-products while making decisions that are in the best interest of the long term viability and profitability of the Plant and JV

•                  Operations, Capital and Commercial Budgeting

•                  Operations, Capital and Commercial Strategy

•                  Financial Reporting

Operational Reporting around the Plant’s production rate, including consideration for Cargill’s broader network (applying the capacity utilization methodology discussed on March 10, 2017) Fundamental operational changes (e.g., infusion of significant capital, adding new JV members) would require approval by the board of governors and/or the JV members.

Profit/Loss

Plant expenses will be determined based on actual expenses associated with the operating of the Plant, net corn costs, and agreed-upon Commercial and Operational Management expenses of the operating partner.  Revenue will be determined by sales of products from the Plant.

Partners understand that the JV will be subject to both profit and loss and would abide by favored economic circumstances as well as unfavorable economic circumstances.  Specific financial agreements & Profit/Loss calculations will be outlined in a JV operating agreement, and would include without limitation:

•                  Plant Revenues

•                  Identity-Preservation of any OTF accounting

•                  How distributions and infusions would be handled

•                  The handling of working capital, Plant debt and other Capital events

•                  Expenses

•                  Site, variable and fixed

•                  Net Corn Costs

•                  Commercial and Management fees (applying the methodology discussed on March 10, 2017)

Over the Fence (OTF) Partnerships

•                  Partners may seek equity investments in OTF operations should the opportunity arise

•                  Cargill will inform and involve GGC in discussions that could land an OTF partnership at the plant

•                  Given the large capex that comes with OTF strategies, Golden Growers must have a clear understanding of what is being considered, including costs and other financial consequences.

Mutual Statement of Intent

Both parties to this MOU agree to this general framework should there be a future Partnership.  Both partners understand that finalizing a formal JV operating agreement and ancillary JV agreements is a much more rigorous process that will include adding greater detail to each of the items highlighted in this MOU.  Regardless, it is intended that a potential future JV operating agreement and related ancillary agreements would reflect the concepts and understandings outlined in this MOU.

Dated:	April 4, 2017

Signatures:

CARGILL, INC.

By:	/s/ Michael J. Wagner
Name:	Michael J. Wagner
Title:	Managing Director SSNA

GOLDEN GROWERS COOPERATIVE

By:	/s/ Mark L. Harless
Name:	Mark L. Harless
Title:	Chairman of the Board